January 11, 2022

Smead Funds Trust

2777 East Camelback Road, Suite 375

Phoenix, AZ 85016

Re:	Subscription Agreement for Shares of

Smead Funds Trust (the “Trust”)

Gentlemen:

Smead Funds Trust (the “Trust”), a Delaware statutory trust, on behalf of the Smead International Value Fund (the “Fund”) and Smead Capital Management, Inc. (“Smead Capital”) hereby agree as set forth below.

The Trust hereby offers Smead Capital and Smead Capital hereby purchases Class I1 Shares of the Fund (hereinafter, the “Shares”).

Smead Capital hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares as described above.

The Trust hereby acknowledges receipt from Smead Capital of funds in the amount of $10 in full payment for the Shares.

Smead Capital represents that the Shares are being purchased to allow Smead Capital to approve certain actions that must be approved by the initial shareholder of the Fund. Smead Capital intends to redeem the Shares prior to the commencement of the Fund, scheduled to be effective on January 12, 2022.

Sincerely,

Smead Capital Management, Inc.

By:
Name:
Title:

Accepted and agreed to this
11th day of January, 2022.

Smead Funds Trust

By:
Name: Cole Smead
Title: President and Chief Financial Officer